     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146100-01 on Form S-3ASR, of our report dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of Sierra Pacific Power Company appearing in this Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 2007.

DELOITTE & TOUCHE, LLP

Reno, Nevada
February 26, 2008